LOYENS & LOEFF

Deed of Incorporation of:

London Tower Management B.V.

April 12, 2012
Including its unofficial English translation

Loyens & Loeff N.V.
Blaak 31, 3011 GA Rotterdam
Postbus 2888, 3000 CW Rotterdam
Tel.: 010 2246 224
Fax: 010 412 58 39
www.loyensloeff.com

BC/RvT/5144536

OPRICHTING

(London Tower Management B.V.)

Op twaalf april twee duizend twaalf is voor mij, mr. Gerard Cornelis van Eck, notaris met plaats van vestiging Rotterdam, verschenen:
mr. Rutger Willem Arno van Thiel, geboren te 's-Hertogenbosch op zevenentwintig september negentien honderd vijf en zeventig, met kantooradres Blaak 31, 3011 GA Rotterdam, te dezen handelend als schriftelijk gevolmachtigde van:
Constellation Netherlands B.V., een vennootschap met beperkte aansprakelijkelijkheid, statutair gevestigd te Amsterdam en kantoorhoudende te 1043 EJ, Amsterdam, Teleportboulevard 140 (de "**oprichter**").
De comparant heeft het volgende verklaard:
de oprichter richt hierbij op een besloten vennootschap met beperkte aansprakelijkheid (de "**vennootschap**"), met de volgende statuten:

STATUTEN:

Artikel 1. Begripsbepalingen.

1.1 In deze statuten wordt verstaan onder:
- a. een "**aandeel**":
  een aandeel in het kapitaal van de vennootschap;
- b. een "**aandeelhouder**":
  een houder van één of meer aandelen;
- c. de "**algemene vergadering**":
  het vennootschapsorgaan bestaande uit stemgerechtigde aandeelhouders, dan wel een bijeenkomst van aandeelhouders en andere personen met vergaderrechten (al naar gelang het geval);
- d. de "**directie**":
  het bestuur van de vennootschap;
- e. "**schriftelijk**":
  bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;
- f. een "**vennootschapsorgaan**":
  de directie of de algemene vergadering.

1.2 Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

1.3 Een verwijzing naar een wetsartikel verwijst naar dat artikel zoals het op het relevante moment luidt.

Artikel 2. Naam en zetel.

2.1 De naam van de vennootschap is:

London Tower Management B.V. ——————————
2.2 De vennootschap is gevestigd te Amsterdam. ——————————

Artikel 3. Doel. ——————————

De vennootschap heeft ten doel: ——————————

a. het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen; ——————————
b. het financieren van ondernemingen en vennootschappen; ——————————
c. het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten; ——————————
d. het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden; ——————————
e. het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden; ——————————
f. het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen; ——————————
g. het verhandelen van valuta, effecten en vermogenswaarden in het algemeen; —
h. het exploiteren en verhandelen van patenten, merkrechten, vergunningen, know how en andere intellectuele en industriële eigendomsrechten; ——————————
i. het verrichten van alle soorten industriële, financiële en commerciële activiteiten; ——————————

en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord. ——————————

Artikel 4. Maatschappelijk kapitaal. ——————————

4.1 Het maatschappelijk kapitaal van de vennootschap bedraagt negentig duizend euro (EUR 90.000). ——————————
4.2 Het maatschappelijk kapitaal is verdeeld in negentig duizend (90.000) aandelen met een nominaal bedrag van één euro (EUR 1) elk. ——————————
4.3 Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven. ——————————

Artikel 5. Register van aandeelhouders. ——————————

5.1 De directie houdt een register van aandeelhouders, waarin de namen en adressen van alle aandeelhouders worden opgenomen. ——————————
5.2 Op het register van aandeelhouders is van toepassing het bepaalde in artikel 2:194 van het Burgerlijk Wetboek. ——————————

Artikel 6. Uitgifte van aandelen. ——————————

6.1 Uitgifte van aandelen geschiedt ingevolge een besluit van de algemene vergadering. De algemene vergadering kan haar bevoegdheid hiertoe overdragen aan een ander vennootschapsorgaan en kan deze overdracht herroepen. ——————————
6.2 Bij het besluit tot uitgifte van aandelen worden de uitgifteprijs en de verdere voorwaarden van uitgifte bepaald. ——————————
6.3 Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar —

evenredigheid van het gezamenlijke nominale bedrag van zijn aandelen, behoudens de wettelijke beperkingen ter zake en het bepaalde in artikel 6.4.

6.4 Het voorkeursrecht kan, telkens voor een enkele uitgifte, worden beperkt of uitgesloten bij besluit van het tot uitgifte bevoegde vennootschapsorgaan.

6.5 Het bepaalde in de artikelen 6.1, 6.2, 6.3 en 6.4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is niet van toepassing op het uitgeven van aandelen aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

6.6 Voor uitgifte van een aandeel is voorts vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

6.7 Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.

Artikel 7. Eigen aandelen; vermindering van het geplaatste kapitaal.

7.1 De vennootschap en haar dochtermaatschappijen mogen volgestorte aandelen of certificaten daarvan verkrijgen, met inachtneming van de wettelijke beperkingen ter zake.

7.2 Leningen met het oog op het nemen of verkrijgen van aandelen of certificaten daarvan mag de vennootschap slechts verstrekken voor zover rechtens toegestaan.

7.3 De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal van de vennootschap, met inachtneming van het ter zake in de wet bepaalde.

Artikel 8. Levering van aandelen.

8.1 Voor de levering van een aandeel is vereist een daartoe bestemde ten overstaan van een notaris met plaats van vestiging in Nederland verleden akte waarbij de betrokkenen partij zijn.

8.2 Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen ter zake in de wet is bepaald.

Artikel 9. Blokkeringsregeling (goedkeuring algemene vergadering).

9.1 Een overdracht van één of meer aandelen kan slechts plaatsvinden met inachtneming van hetgeen hierna in dit artikel 9 is bepaald, tenzij (i) alle aandeelhouders schriftelijk goedkeuring voor de voorgenomen overdracht hebben verleend, welke goedkeuring alsdan voor een periode van drie maanden geldig is, of (ii) de desbetreffende aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is.

9.2 Een aandeelhouder die één of meer aandelen wenst over te dragen (de "**verzoeker**") behoeft daarvoor de goedkeuring van de algemene vergadering. Het verzoek om goedkeuring wordt gedaan door middel van een kennisgeving gericht aan de directie, onder opgave van het aantal aandelen dat de verzoeker wenst over te dragen en de persoon of personen aan wie hij die aandelen wenst over te dragen. De directie is verplicht om ter behandeling van het verzoek tot goedkeuring een algemene vergadering bijeen te roepen en te

doen houden binnen zes weken na ontvangst van het verzoek. Bij de oproeping tot de vergadering wordt de inhoud van het verzoek vermeld.

9.3 Indien de algemene vergadering de gevraagde goedkeuring verleent, mag de verzoeker tot drie maanden nadien de desbetreffende aandelen, en niet slechts een deel daarvan, vrijelijk overdragen aan de persoon of personen die daartoe in het verzoek om goedkeuring waren genoemd.

9.4 Indien:

a. door de algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen binnen zes weken nadat het verzoek door de directie is ontvangen; of

b. de gevraagde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van één of meer personen die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking heeft tegen contante betaling te kopen (de "**gegadigden**"),

wordt de gevraagde goedkeuring geacht te zijn verleend en wel, in het onder a bedoelde geval, op de laatste dag van de daarin genoemde termijn van zes weken. De vennootschap kan alleen met instemming van de verzoeker als gegadigde optreden.

9.5 De aandelen waarop het verzoek tot goedkeuring betrekking heeft, kunnen door de gegadigden worden gekocht tegen een prijs, die wordt vastgesteld door de verzoeker en de gegadigden in onderling overleg of door één of meer door hen aan te wijzen deskundigen. Indien zij over de prijs of de deskundige(n) geen overeenstemming bereiken, wordt de prijs vastgesteld door één of meer onafhankelijke deskundigen, op verzoek van één of meer van de betrokken partijen te benoemen door de voorzitter van de Kamer van Koophandel waarbij de vennootschap is ingeschreven in het Handelsregister. Indien een deskundige is aangewezen, is deze gerechtigd tot inzage van alle boeken en bescheiden van de vennootschap en tot het verkrijgen van alle inlichtingen waarvan kennisneming voor zijn prijsvaststelling dienstig is.

9.6 Binnen één maand na vaststelling van de prijs dienen de gegadigden aan de directie op te geven hoeveel van de aandelen waarop het verzoek betrekking heeft zij wensen te kopen; een gegadigde van wie deze opgave niet binnen genoemde termijn is ontvangen, wordt niet langer als gegadigde aangemerkt. Na de opgave als bedoeld in de vorige volzin kan een gegadigde zich slechts terugtrekken met goedkeuring van de andere gegadigden.

9.7 De verzoeker is bevoegd zich terug te trekken tot een maand na de dag waarop hem bekend wordt aan welke gegadigde of gegadigden hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs.

9.8 Alle kennisgevingen en opgaven als bedoeld in dit artikel 9 dienen te worden gedaan bij aangetekende brief of tegen ontvangstbewijs. De oproeping tot de algemene vergadering geschiedt overeenkomstig hetgeen ter zake in deze statuten is bepaald.

9.9 Alle kosten die zijn verbonden aan de benoeming van deskundigen en hun

prijsvaststelling komen ten laste van:
a. de verzoeker, indien deze zich terugtrekt;
b. de verzoeker voor de helft en de kopers voor de andere helft, indien de aandelen door gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;
c. de vennootschap in niet onder a of b genoemde gevallen.

9.10 De voorgaande leden van dit artikel 9 zijn van overeenkomstige toepassing ten aanzien van rechten tot het nemen van aandelen en voorkeursrechten.

Artikel 10. Pandrecht en vruchtgebruik op aandelen.

10.1 Het bepaalde in artikel 8 is van overeenkomstige toepassing op de vestiging van een pandrecht op aandelen en op de vestiging of levering van een vruchtgebruik op aandelen.

10.2 Bij de vestiging van een pandrecht op een aandeel of bij de vestiging of levering van een vruchtgebruik op een aandeel kan het stemrecht niet aan de pandhouder of vruchtgebruiker worden toegekend.

Artikel 11. Certificaten van aandelen.

De vennootschap verleent geen medewerking aan de uitgifte van certificaten van aandelen.

Artikel 12. Directeuren.

12.1 De directie bestaat uit één of meer directeuren A en één of meer directeuren B. Zowel natuurlijke personen als rechtspersonen kunnen directeur zijn.

12.2 Directeuren worden benoemd door de algemene vergadering.

12.3 Iedere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen.

12.4 De bevoegdheid tot vaststelling van een bezoldiging en verdere arbeidsvoorwaarden voor directeuren komt toe aan de algemene vergadering.

Artikel 13. Bestuurstaak, besluitvorming en taakverdeling.

13.1 De directie is belast met het besturen van de vennootschap.

13.2 In de directie heeft iedere directeur één stem.

13.3 Alle besluiten van de directie worden genomen met meer dan de helft van de uitgebrachte stemmen.

13.4 Besluiten van de directie kunnen ook buiten vergadering worden genomen, schriftelijk of op andere wijze, mits het desbetreffende voorstel aan alle in functie zijnde directeuren is voorgelegd en geen van hen zich tegen deze wijze van besluitvorming verzet. Schriftelijke besluitvorming geschiedt door middel van schriftelijke verklaringen van alle in functie zijnde directeuren.

13.5 Besluiten van de directie worden genoteerd in een notulenboek dat door de directie wordt gehouden.

13.6 De directie kan nadere regels vaststellen omtrent de besluitvorming en werkwijze van de directie. In dat kader kan de directie onder meer bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De algemene vergadering kan bepalen dat deze regels en taakverdeling schriftelijk moeten worden vastgelegd en deze regels en taakverdeling aan haar goedkeuring onderwerpen.

Artikel 14. Vertegenwoordiging; tegenstrijdig belang.

14.1 De directie is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede toe aan een directeur A en een directeur B, gezamenlijk handelend.

14.2 De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Ieder van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. De titulatuur van deze functionarissen wordt door de directie bepaald. Deze functionarissen kunnen worden ingeschreven in het Handelsregister, met vermelding van de omvang van hun vertegenwoordigingsbevoegdheid. De vertegenwoordigingsbevoegdheid van een aldus benoemde functionaris kan zich niet uitstrekken tot gevallen waarin de vennootschap een tegenstrijdig belang heeft met de desbetreffende functionaris of met één of meer directeuren.

14.3 In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met één of meer directeuren, blijft het bepaalde in artikel 14.1 onverkort van kracht tenzij de algemene vergadering één of meer andere personen heeft aangewezen om de vennootschap in het desbetreffende geval of in dergelijke gevallen te vertegenwoordigen. Een besluit van de directie tot het verrichten van een rechtshandeling die een tegenstrijdig belang met één of meer directeuren in privé betreft, is onderworpen aan de goedkeuring van de algemene vergadering, maar het ontbreken van zodanige goedkeuring tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

Artikel 15. Goedkeuring van directiebesluiten.

15.1 De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden omschreven en schriftelijk aan de directie te worden meegedeeld.

15.2 Een besluit van de directie tot het verrichten van een rechtshandeling die een tegenstrijdig belang met één of meer van de directeuren in privé betreft, is onderworpen aan de goedkeuring van de algemene vergadering.

15.3 Het ontbreken van goedkeuring van de algemene vergadering op een besluit als bedoeld in dit artikel 15 tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

Artikel 16. Ontstentenis of belet.

16.1 In geval van ontstentenis of belet van een directeur zijn de overblijvende directeuren tijdelijk met het besturen van de vennootschap belast mits nog ten aanzien van ten minste één directeur A en één directeur B geen sprake is van ontstentenis of belet.

16.2 In geval van ontstentenis of belet van alle directeuren, alle directeuren A of alle directeuren B, is de persoon die daartoe door de algemene vergadering wordt aangewezen, tezamen met de overige directeur of directeuren tijdelijk met het bestuur van de vennootschap belast.

Artikel 17. Boekjaar en jaarrekening.

17.1 Het boekjaar van de vennootschap valt samen met het kalenderjaar.

17.2 Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens

verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt de directie een jaarrekening op en legt deze voor de aandeelhouders ter inzage ten kantore van de vennootschap.

17.3 Binnen deze termijn legt de directie ook het jaarverslag ter inzage voor de aandeelhouders, tenzij artikel 2:396 lid 7 of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt.

17.4 De jaarrekening bestaat uit een balans, een winst- en verliesrekening en een toelichting, en de geconsolideerde jaarrekening indien de vennootschap een geconsolideerde jaarrekening opstelt.

17.5 De jaarrekening wordt ondertekend door de directeuren. Ontbreekt de ondertekening van één of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt.

17.6 De vennootschap kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het verlenen van de opdracht is de algemene vergadering bevoegd.

17.7 De algemene vergadering stelt de jaarrekening vast.

17.8 De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur.

Artikel 18. Winst en uitkeringen.

18.1 De winst die in een boekjaar is behaald, staat ter beschikking van de algemene vergadering. Indien de algemene vergadering niet voorafgaand aan of uiterlijk direct na het besluit tot vaststelling van de jaarrekening een besluit neemt tot bestemming van de winst, zal de winst worden gereserveerd.

18.2 Uitkering van winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

18.3 De algemene vergadering kan besluiten tot het doen van tussentijdse uitkeringen op aandelen en/of tot het doen van uitkeringen op aandelen ten laste van een reserve van de vennootschap. Ook de directie kan besluiten tot het doen van tussentijdse uitkeringen op aandelen.

18.4 Uitkeringen op aandelen zijn betaalbaar onmiddellijk na het besluit tot uitkering, tenzij in het besluit een ander tijdstip is vastgesteld.

18.5 Uitkeringen op aandelen kunnen slechts plaats hebben met inachtneming van het bepaalde in artikel 2:216 van het Burgerlijk Wetboek.

18.6 Bij de berekening van het bedrag van enige uitkering op aandelen, tellen de aandelen in haar kapitaal die de vennootschap houdt, niet mee.

Artikel 19. Algemene vergaderingen.

19.1 De jaarlijkse algemene vergadering wordt gehouden binnen zes maanden na afloop van het boekjaar.

19.2 Andere algemene vergaderingen worden gehouden zo dikwijls de directie dat nodig acht.

19.3 Aandeelhouders tezamen vertegenwoordigende ten minste een honderdste gedeelte van het geplaatste kapitaal van de vennootschap hebben het recht aan de directie te verzoeken een algemene vergadering bijeen te roepen, onder nauwkeurige opgave van de te behandelen onderwerpen. Indien de

directie niet binnen vier weken tot oproeping is overgegaan, zodanig dat de vergadering binnen zes weken na ontvangst van het verzoek kan worden gehouden, zijn de verzoekers zelf tot bijeenroeping bevoegd.

Artikel 20. Oproeping, agenda en plaats van vergaderingen.

20.1 Algemene vergaderingen worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen bijeengeroepen worden door aandeelhouders, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap, onverminderd het bepaalde in artikel 19.3.

20.2 De oproeping geschiedt met inachtneming van de in artikel 2:225 van het Burgerlijk Wetboek bedoelde termijn.

20.3 Bij de oproeping worden de te behandelen onderwerpen vermeld. Onderwerpen die niet bij de oproeping zijn vermeld, kunnen nader worden aangekondigd met inachtneming van de in artikel 20.2 bedoelde termijn.

20.4 Een onderwerp, waarvan de behandeling niet later dan dertig dagen vóór de dag van de vergadering schriftelijk is verzocht door één of meer aandeelhouders die alleen of gezamenlijk ten minste één honderdste gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze als de overige onderwerpen aangekondigd, mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

20.5 De oproeping geschiedt door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders, zoals deze zijn vermeld in het register van aandeelhouders. De aandeelhouder die daarmee instemt, kan in plaats van door een oproepingsbrief, worden opgeroepen tot de vergadering door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.

20.6 Algemene vergaderingen worden gehouden in de gemeente waar de vennootschap volgens deze statuten gevestigd is. Algemene vergaderingen kunnen ook elders worden gehouden, maar dan kunnen geldige besluiten van de algemene vergadering alleen worden genomen, indien het gehele geplaatste kapitaal van de vennootschap vertegenwoordigd is.

Artikel 21. Toegang en vergaderrechten.

21.1 Iedere aandeelhouder is bevoegd de algemene vergaderingen bij te wonen, daarin het woord te voeren en het stemrecht uit te oefenen. Aandeelhouders kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde.

21.2 Iedere stemgerechtigde die ter vergadering aanwezig is, moet de presentielijst tekenen. De voorzitter van de vergadering kan bepalen dat de presentielijst ook moet worden getekend door andere personen die ter vergadering aanwezig zijn.

21.3 De directeuren hebben als zodanig in de algemene vergaderingen een raadgevende stem.

21.4 Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering.

Artikel 22. Voorzitter en notulist van de vergadering.

22.1 De voorzitter van een algemene vergadering wordt aangewezen door de ter vergadering aanwezige stemgerechtigden, met meer dan de helft van de uitgebrachte stemmen. Tot het moment waarop dat is gebeurd, treedt een directeur als voorzitter op, dan wel, indien geen directeur ter vergadering aanwezig is, de in leeftijd oudste ter vergadering aanwezige persoon.

22.2 De voorzitter van de vergadering wijst voor de vergadering een notulist aan.

Artikel 23. Notulen; aantekening van aandeelhoudersbesluiten.

23.1 Van het verhandelde in een algemene vergadering worden notulen gehouden door de notulist van de vergadering. De notulen worden vastgesteld door de voorzitter en de notulist van de vergadering en ten blijke daarvan door hen ondertekend.

23.2 De directie maakt aantekening van alle door de algemene vergadering genomen besluiten. Indien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders. Aan ieder van hen wordt desgevraagd een afschrift van of uittreksel uit de aantekeningen verstrekt.

Artikel 24. Besluitvorming in vergadering.

24.1 Elk aandeel geeft recht op één stem.

24.2 Voor zover de wet of deze statuten geen grotere meerderheid voorschrijven, worden alle besluiten van de algemene vergadering genomen met meer dan de helft van de uitgebrachte stemmen.

24.3 Staken de stemmen, dan is het voorstel verworpen.

24.4 Indien de door de wet of deze statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen niet in acht zijn genomen, kunnen ter vergadering alleen geldige besluiten van de algemene vergadering worden genomen, indien het gehele geplaatste kapitaal van de vennootschap is vertegenwoordigd en met algemene stemmen.

24.5 Voor aandelen die toebehoren aan de vennootschap of een dochtermaatschappij en voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan in de algemene vergadering geen stem worden uitgebracht.

Artikel 25. Besluitvorming buiten vergadering.

25.1 Besluiten van de algemene vergadering kunnen in plaats van in een algemene vergadering ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde aandeelhouders. Het bepaalde in artikel 21.3 is van overeenkomstige toepassing.

25.2 Iedere aandeelhouder is verplicht er voor zorg te dragen dat de aldus genomen besluiten zo spoedig mogelijk schriftelijk ter kennis van de directie worden gebracht. De directie maakt van de genomen besluiten aantekening en voegt deze aantekeningen bij de aantekeningen bedoeld in artikel 23.2.

Artikel 26. Statutenwijziging.

De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een

algemene vergadering een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de aandeelhouders tot de afloop van de vergadering.

Artikel 27. Ontbinding en vereffening.

27.1 De vennootschap kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Wanneer in een algemene vergadering een voorstel tot ontbinding van de vennootschap wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

27.2 In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering worden de directeuren vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaars te benoemen.

27.3 Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

27.4 Hetgeen na voldoening van de schulden van de ontbonden vennootschap is overgebleven, wordt overgedragen aan de aandeelhouders, naar evenredigheid van het gezamenlijke nominale bedrag van ieders aandelen.

27.5 Op de vereffening zijn voorts van toepassing de desbetreffende bepalingen van Boek 2, Titel 1, van het Burgerlijk Wetboek.

Artikel 28.

Het eerste boekjaar van de vennootschap eindigt op één en dertig december twee duizend twaalf. Dit artikel vervalt na afloop van het eerste boekjaar.

Ten slotte heeft de comparant verklaard:

a. Het bij oprichting geplaatste kapitaal van de vennootschap bedraagt achttien duizend euro (EUR 18.000) en is verdeeld in achttien duizend (18.000) aandelen met een nominaal bedrag van één euro (EUR 1) elk (de "**geplaatste aandelen**").
Alle geplaatste aandelen worden hierbij genomen door de oprichter.
De geplaatste aandelen worden a pari geplaatst.
De geplaatste aandelen zijn in geld volgestort. Storting in vreemd geld is toegestaan. Aan deze akte zijn gehecht de stukken waarvan artikel 2:203a van het Burgerlijk Wetboek aanhechting voorschrijft (Bijlage). De vennootschap aanvaardt hierbij de stortingen op de geplaatste aandelen.

b. Voor de eerste maal wordt tot directeur A van de vennootschap benoemd: **Orangefield Trust (Netherlands) B.V.**, een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Amsterdam, en kantoorhoudende te 1043 EJ, Amsterdam, Teleportboulevard 140.
In afwijking van het bepaalde in artikel 12.1 zal ten tijde van het verlijden van de akte van oprichting de directie van de vennootschap slechts uit één directeur A bestaan. Zo spoedig mogelijk na het verlijden van deze akte zal een directeur B worden benoemd.

Volmacht.

Van de volmacht aan de comparant blijkt uit één (1) onderhandse akte van volmacht,

welke in kopie aan deze akte is gehecht (Bijlage). ——————————

Slot. ——————————

De comparant is mij, notaris, bekend. ——————————

Deze akte is verleden te Rotterdam op de datum aan het begin van deze akte vermeld. ——————————

De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht. ——

De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen. ——————————

Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend. ——————————

(volgt ondertekening)

UITGEGEVEN VOOR AFSCHRIFT,
door mij, mr. Rutger Willem Arno van Thiel, als waarnemer van mr. Gerard Cornelis van Eck, notaris te Rotterdam.

mr. G.C. van ECK
NOTARIS TE ROTTERDAM

Rotterdam, 13 april 2012 om 13.05u.

BC/RvT/5144536

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF INCORPORATION

(London Tower Management B.V.)

This twelfth day of April two thousand twelve, there appeared before me Gerard Cornelis van Eck, civil-law notary in Rotterdam, the Netherlands:
Rutger Willem Arno van Thiel, born in 's-Hertogenbosch, the Netherlands, on the twenty-seventh day of September nineteen hundred and seventy-five, employed at Blaak 31, 3011 GA Rotterdam, the Netherlands, for the purposes hereof acting as attorney - duly authorized in writing - of:
Constellation Netherlands B.V., a private limited liability company under Dutch law ('*besloten vennootschap met beperkte aansprakelijkheid*'), having its official seat in Amsterdam, the Netherlands and its office address at 1043 EJ, Amsterdam, Teleportboulevard 140, the Netherlands (the "**Incorporator**").
The person appearing declared the following:
the Incorporator hereby incorporates a private limited liability company under Dutch law *('besloten vennootschap met beperkte aansprakelijkheid')* (the "**Company**"), with the following Articles of Association.

ARTICLES OF ASSOCIATION:

Article 1. Definitions.

1.1 In these Articles of Association the following words shall have the following meanings:

a. a "**Share**":
a share in the capital of the Company;

b. a "**Shareholder**":
a holder of one or more Shares;

c. the "**General Meeting**":
the body of the Company consisting of Shareholders entitled to vote or a meeting of Shareholders (and other persons entitled to attend meetings of Shareholders) (as the case may be);

d. the "**Management Board**":
the management board of the Company;

e. "**in writing**":
by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

f. a "**Company Body**":
the Management Board or the General Meeting.

1.2 References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

1.3 Any reference to a Section of Dutch law is a reference to that Section as it reads from time to time at the relevant moment.

Article 2. Name and Official Seat.

2.1 The Company's name is:
London Tower Management B.V.

2.2 The official seat of the Company is in Amsterdam, the Netherlands.

Article 3. Objects.

The objects of the Company are:

a. to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

b. to finance businesses and companies;

c. to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

d. to render advice and services to businesses and companies with which the Company forms a group and to third parties;

e. to grant guarantees, to bind the company and to pledge its assets for obligations of businesses and companies with which it forms a group and on behalf of third parties;

f. to acquire, alienate, manage and exploit registered property and items of property in general;

g. to trade in currencies, securities and items of property in general;

h to develop and trade in patents, trademarks, licenses, know-how and other industrial property rights;

i. to perform any and all activities of an industrial, financial or commercial nature;

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

Article 4. Authorized Capital.

4.1 The authorized capital of the Company equals ninety thousand euro (EUR 90,000).

4.2 The authorized capital of the Company is divided into ninety thousand (90,000) Shares with a nominal value of one euro (EUR 1) each.

4.3 All Shares shall be registered. No share certificates shall be issued.

Article 5. Register of Shareholders.

5.1 The Management Board shall keep a register of Shareholders in which the

names and addresses of all Shareholders are recorded.

5.2 Section 2:194 of the Dutch Civil Code applies to the register.

Article 6. Issuance of Shares.

6.1 Shares may be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to another Company Body and may also revoke such transfer.

6.2 A resolution to issue Shares shall stipulate the issue price and the other conditions of issue.

6.3 Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the relevant limitations prescribed by law and the provision of Article 6.4.

6.4 Prior to each single issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5 The provisions of Articles 6.1, 6.2, 6.3 and 6.4 shall apply by analogy to the granting of rights to subscribe for Shares, but do not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6 The issue of a Share shall furthermore require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7 The full nominal value of each Share must be paid upon issuance.

Article 7. Own Shares; Reduction of the Issued Capital.

7.1 The Company and its subsidiaries may acquire fully paid in Shares or depositary receipts thereof, with due observance of the limitations prescribed by law.

7.2 The Company may grant loans with a view to a subscription for or an acquisition of Shares or depositary receipts thereof, to the extent permitted by law.

7.3 The General Meeting may resolve to reduce the Company's issued capital in accordance with the relevant provisions prescribed by law.

Article 8. Transfer of Shares.

8.1 The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2 Unless the Company itself is party to the legal act, the rights attributable to the Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the relevant provisions of the law.

Article 9. Blocking Clause (approval General Meeting).

9.1 A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all Shareholders have approved the intended transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

9.2 A Shareholder wishing to transfer one or more of his Shares (the "**Applicant**")

shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Applicant by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Applicant wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.3 Within a period of three months of the General Meeting granting the approval requested, the Applicant may transfer the total number of the Shares to which the request relates, and not part thereof, to the person or persons named in the request.

9.4 If:

a. the General Meeting does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

b. the approval has been refused without the General Meeting having informed the Applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the Shares to which the request for approval relates for payment in cash (the "**Interested Parties**"),

the approval requested shall be considered to have been granted, in the event mentioned under a on the final day of the six week period mentioned under a. The Company shall only be entitled to act as an Interested Party with the consent of the Applicant.

9.5 The Shares to which the request for approval relates can be purchased by the Interested Parties at a price to be mutually agreed between the Applicant and the Interested Parties or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be set by one or more independent experts to be appointed on the request of one or more of the parties concerned by the chairman of the Chamber of Commerce at which the Company is registered in the Commercial Register. If an expert is appointed, he shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in setting the price.

9.6 Within one month of the price being set, the Interested Parties must give notice to the Management Board of the number of the Shares to which the request for approval relates they wish to purchase. An Interested Party who fails to submit notice within said term shall no longer be counted as an Interested Party. Once the notice mentioned in the preceding sentence has been given, an Interested Party can only withdraw with the consent of the other Interested Parties.

9.7 The Applicant may withdraw up to one month after the day on which he is informed to which Interested Party or Parties he can sell all the Shares to which the request for approval relates and at what price.

9.8 All notifications and notices referred to in this Article 9 shall be made by

certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the relevant provisions of these Articles of Association.

9.9 All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:
   a. the Applicant if he withdraws;
   b. the Applicant for one half and the buyers for the other half, provided that if the Shares are purchased by one or more Interested Parties, each buyer shall contribute to such cost in proportion to the number of Shares purchased by that buyer;
   c. the Company, in cases not provided for under a or b.

9.10 The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

Article 10. Pledging of Shares and Usufruct in Shares.

10.1 The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2 On the creation of a right of pledge in a Share and on the creation or transfer of a usufruct in a Share, the voting rights attributable to such Share may not be assigned to the pledgee or the usufructuary.

Article 11. Depositary Receipts for Shares.

The Company shall not cooperate in the issuance of depositary receipts for Shares.

Article 12. Management Board Members.

12.1 The Management Board shall consist of one (1) or more members A and one (1) or more members B. The number of Management Board members shall be determined by the General Meeting.

12.2 Management Board members are appointed by the General Meeting.

12.3 A Management Board member may be suspended or dismissed by the General Meeting at any time.

12.4 The authority to establish remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

Article 13. Duties, Decision-making Process and Allocation of Duties.

13.1 The Management Board shall be entrusted with the management of the Company.

13.2 When making Management Board resolutions, each Management Board member may cast one vote.

13.3 All resolutions of the Management Board shall be adopted by more than half of the votes cast.

13.4 Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Management Board members then in office.

13.5 Resolutions of the Management Board shall be recorded in a minute book that shall be kept by the Management Board.

13.6 The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

Article 14. Representation.

14.1 The Management Board shall be entrusted by the Management Board of the Company. A Management Board member A and a Management Board member B, acting jointly, shall also be authorized to represent the Company.

14.2 The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer's title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company.

14.3 In the event of a conflict of interest between the Company and one or more Management Board members, the provisions of Article 14.1 shall continue to apply unimpaired unless the General Meeting has appointed one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.

Article 15. Approval of Management Board Resolutions.

15.1 The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

15.2 A resolution of the Management Board with respect to a matter involving a conflict of interest with one or more Management Board members in a private capacity shall be subject to the approval of the General Meeting.

15.3 The absence of approval by the General Meeting of a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

Article 16. Vacancy or Inability to Act.

16.1 If a seat is vacant on the Management Board *('ontstentenis')* or a Management Board member is unable to perform his duties *('belet')*, the remaining Management Board members or member shall be temporarily entrusted with the management of the Company, provided that at least one (1) member A and one (1) member B are not absent or prevented from performing their duties.

16.2 If all Management Board members, all Management Board members A or all Management Board members B are absent or prevented from performing their duties, the person appointed for that purpose by the General Meeting, shall be temporarily entrusted with the management of the Company together with the remaining Management Board members or Management Board member.

Article 17. Financial Year and Annual Accounts.

17.1 The Company's financial year shall be the calendar year.

17.2 Annually, not later than five months after the end of the financial year, unless by

reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company's office.

17.3 Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7 or Section 2:403 of the Dutch Civil Code applies to the Company.

17.4 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes, and the consolidated annual accounts if the Company prepares consolidated annual accounts.

17.5 The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6 The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

17.7 The General Meeting shall adopt the annual accounts.

17.8 The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

Article 18. Profits and Distributions.

18.1 The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2 Distribution of profits shall be made after adoption of the annual accounts if permissible under the law given the contents of the annual accounts.

18.3 The General Meeting may resolve to make interim distributions on Shares and/or to make distributions on Shares at the expense of any reserve of the Company. In addition, the Management Board may decide to make interim distributions on Shares.

18.4 Distributions on Shares shall be made payable immediately after the resolution to make the distribution, unless another date of payment has been determined in the resolution.

18.5 Distributions on Shares may be made only with due observance of the provisions set out in Section 2:216 of the Dutch Civil Code.

18.6 In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded.

Article 19. General Meetings.

19.1 The annual General Meeting shall be held within six months after the end of the financial year.

19.2 Other meetings of the General Meeting shall be held as often as the Management Board deems such necessary.

19.3 Shareholders representing in the aggregate at least one-percent (1%) of the Company's issued capital may request the Management Board to convene a General Meeting, stating specifically the subjects to be discussed. If the

Management Board has not given proper notice of a General Meeting within four weeks following receipt of such request such that the meeting can be held within six weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

Article 20. Notice, Agenda and Venue of Meetings.

20.1 Notice of General Meetings shall be given by the Management Board. Furthermore, notice of General Meetings may be given by Shareholders representing in the aggregate at least half of the Company's issued capital, without prejudice to the provisions of Article 20.3.

20.2 Notice of the meeting shall be given with due observance of the notice period set out in Section 2:225 of the Dutch Civil Code.

20.3 The notice of the meeting shall specify the subjects to be discussed. Subjects which were not specified in such notice may be announced at a later date, with due observance of the term referred to in Article 20.2.

20.4 A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Shareholders who individually or jointly represent at least one percent of the Company's issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (*zwaarwichtig belang*) of the Company dictates otherwise.

20.5 The notice of the meeting shall be sent by letters to the addresses of the Shareholders shown in the register of Shareholders. Instead of through notice letters, any Shareholder that gives his consent, may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by him for this purpose to the Company.

20.6 General Meetings are held in the municipality in which, according to these Articles of Association, the Company has its official seat. General Meetings may also be held elsewhere, but in that case valid resolutions of the General Meeting may only be adopted if all of the Company's issued capital is represented.

Article 21. Admittance and Meeting Rights.

21.1 Each Shareholder shall be entitled to attend General Meetings, to address the meeting and to exercise his voting rights. Shareholders may be represented in a meeting by a proxy authorized in writing.

21.2 At a meeting, each person present with voting rights must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3 The Management Board members shall, as such, have the right to give advice in the General Meetings

21.4 The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

Article 22. Chairperson and Secretary of the Meeting.

22.1 The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as

chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2 The chairperson of the meeting shall appoint a secretary for the meeting.

Article 23. Minutes; Recording of Shareholders' Resolutions.

23.1 The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2 The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company's office for inspection by the Shareholders. On application, each of them shall be provided with a copy of or an extract from the records.

Article 24. Adoption of Resolutions in a Meeting.

24.1 Each Share confers the right to cast one vote.

24.2 To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

24.3 If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4 If the formalities for convening and holding of General Meetings, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions of the General Meeting may only be adopted in a meeting, if in such meeting all of the Company's issued capital is represented and such resolution is carried by unanimous vote.

24.5 In the General Meeting, no voting rights may be exercised for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts.

Article 25. Adoption of Resolutions without holding Meetings.

25.1 Resolutions of the General Meeting may also be adopted in writing without holding a General Meeting provided they are adopted by the unanimous vote of all Shareholders entitled to vote. The provision of Article 21.3 shall apply by analogy.

25.2 Each Shareholder must ensure that the Management Board is informed of the resolutions thus adopted as soon as possible in writing. The Management Board shall keep record of the resolutions adopted and it shall add such records to those referred to in Article 23.2.

Article 26. Amendment of the Articles of Association.

The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by the Shareholders, until the conclusion of the meeting.

Article 27. Dissolution and Liquidation.

27.1 The Company may be dissolved pursuant to a resolution to that effect by the

General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting, this must be stated in the notice of such meeting.

27.2 If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company's property. The General Meeting may decide to appoint other persons as liquidators.

27.3 During liquidation, the provisions of these Articles of Association shall remain in force to the extent possible.

27.4 The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

27.5 In addition, the liquidation shall be subject to the relevant provisions of Book 2, Title 1, of the Dutch Civil Code.

Article 28.

The first financial year of the Company shall end on the thirty-first day of December two thousand twelve. This article shall cease to exist after the end of the first financial year.

Finally, the person appearing has declared:

a. At incorporation, the issued capital of the Company equals eighteen thousand euro (EUR 18,000) and is divided into eighteen thousand (18,000) shares with a nominal value of one euro (EUR 1) each (the "**Issued Shares**"). All of the Issued Shares are hereby subscribed for by the Incorporator.
The Issued Shares are issued at par.
The Issued Shares have been paid for in cash. Payment in foreign currency is permitted. The documents which must be attached by virtue of Section 2:203a of the Dutch Civil Code have been attached to this deed (Annex). The Company hereby accepts the payments made for the Issued Shares.

b. The first Management Board member A of the Company is:
Orangefield Trust (Netherlands) B.V., a private limited liability company under Dutch law, having its official seat at in Amsterdam, the Netherlands and its office address at 1043 EJ, Amsterdam, Teleportboulevard 140, the Netherlands.
At the moment of the executing of this deed of incorporation, contrary to the provisions of Article 12.1 the Management Board of the Company shall consist of only one Management Board member A. A Management Board member B shall be appointed as soon as possible after the incorporation of the Company.

Power of attorney.

The authorization granted to the person appearing is evidenced by one (1) power of attorney, of which a copy immediately after the execution of this deed shall be attached to this deed (Annex).

End.

The person appearing is known to me, civil-law notary.

This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.
After limited reading, this deed was signed first by the person appearing and thereafter by me, civil-law notary.